Exhibit 10.32

                               RICHARD D. SANFORD
                         DEFERRED COMPENSATION AGREEMENT
                         -------------------------------

     This Deferred Compensation Agreement (the "Agreement") is effective as of January 30, 1994 and is entered into by Intelligent Electronics, Inc., a Pennsylvania corporation having its principal place of business in Exton, Pennsylvania (the "Company"), for the purposes of providing certain deferred compensation benefits to Richard D. Sanford (the "Executive").

     1. Definitions. For purposes of this Agreement, the following initially capitalized words and phrases shall have the indicated meanings unless otherwise clearly apparent from the context:

          (a) "Account" means the recordkeeping account established under the Agreement for the Executive to record the amounts accrued under Section 3 hereof.

          (b) "Account Balance" means the sum of the record entries of the annual accrued benefits and annual interest standing to the credit of the Account as of any date of determination.

          (c) "Board" means the Board of Directors of the Company, as duly constituted from time to time. The Board may appoint a committee of two or more members, or a standing committee, who may exercise the powers of the Board with respect to and as set forth in the Agreement.

          (d) "Cause" means a termination of the Executive's employment or membership on the Board (i) authorized by the Board of Directors on account of (1) willful gross misconduct, (2) misappropriation of Company funds, or (3) conviction by a court of final jurisdiction of a crime involving moral turpitude, fraud or a felony, which (ii) in each case results in material harm to the Company.

          (e) "Change in Control" means the occurrence of any of the following events: (i) the acquisition in one or more transactions by any "Person" (as such term is used in sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (as the term beneficial ownership is used for purposes of Rule 13d-3 under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"); or (ii) approval by shareholders of the Company of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation; or (iii) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange; or
(iv) a material change in the Company related responsibilities of the Executive; or (v) a change in the composition of the Board of Directors of the Company such that the individuals who, as of January 30, 1994, constituted the Board of Directors (the "Original Directors") cease for any reason to constitute at least a majority of the members thereof; provided, however, that a director who was not a director on January 30, 1994 shall be deemed to be one of the Original Directors if such director was elected by, or on the recommendation of, at least 50% of the Original Directors (either actually or by prior operation of this Section 1(e)(v)).

          (f) "Payment Commencement Date" means the date certain on which payment of deferred compensation pursuant hereto shall commence or shall be made in accordance with Paragraph 3.

          (g) "Plan Year" means the fiscal year of the Agreement which is the 52, 53 week period ending on the Saturday nearest January 31st. The first Plan Year begins January 30, 1994.

          (h) "Year of Service" means each Plan Year during which the Executive performs service as an employee or director of the Company during each of the twelve months during the Plan Year. Partial Years of Service for benefit accrual and vesting purposes shall be determined on the basis of one-twelfth of a Year of Service for each month of service as an employee or director of the Company.

     2. Eligibility for Benefits. The Executive shall be eligible to receive benefits under this Agreement as set forth in Section 3.

     3.   Amount of Deferred Compensation.

          (a) Amount of Benefit. There shall be established for the Executive an Account under the Agreement. The benefit payable to the Executive under this Agreement shall be equal to his Account Balance. For each of the first five Plan Years there shall be credited to the Executive's Account (1) a record entry in an amount equal to $716,715 for the current Year of Service (credited on the last day of the Plan Year and prorated for partial Years of Service), plus (2) seven percent (7%) simple interest compounded annually for the first five Plan Years; and interest, compounded annually equal to the composite prime rate as reported in the Wall Street Journal as of the last day of each Plan Year for Plan Years commencing with the sixth Plan Year. All amounts credited under clause (1) and (2) above shall be fully vested when credited but shall not be payable except as set forth below.

          (b) Payment of Benefit. Except as set forth below, benefit payments shall commence to be paid to the Executive in five annual installments as of the first day of the sixth Plan Year and shall be in an amount equal to the amount required to amortize the benefit in substantially equal installments over the remaining period. For purposes hereof, it shall be assumed that interest is accrued each year on the unpaid Account Balance at the rate in effect for the last Plan Year for the remaining term of the Agreement.

          (c) Death, Disability, Termination Without Cause or Change in Control. Notwithstanding subsection (b), if the Executive dies, becomes disabled or is terminated by the Board of Directors without Cause prior to completing five Years of Service, or in the event of a Change in Control, the benefit payable under subsection (a) shall be determined as though the Executive had completed five Years of Service, and shall be payable immediately. For purposes of determining the Account Balance, the interest factor used for the prior Plan Year shall be applied to all future accrual periods.

          (d) Optional Forms. Notwithstanding anything else in this Agreement to the contrary, the Board has the discretion to pay benefits described in this Section in one lump sum payment or in annual installments over a shorter period than five years. The Board may consult with the Executive in determining the timing and form of benefit payments; provided, however, that the Board shall have the final and binding determination as to any decision it shall make.

     4.   Death, Disability, Termination Without Cause or Change in
Control After Payment Commencement Date. If the Executive dies, becomes disabled or is terminated by the Board of Directors without Cause, or in the event of a Change in Control, after the Executive's Payment Commencement Date but before distribution of the entire Account Balance has been completed, the remaining designated payments shall be paid to the Executive or the representative of the Executive's estate (as the case may be) in one lump sum payment.

     5. Non-Assignable. The deferred compensation payable under this Agreement shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.

     6. Expenses. All expenses incurred, or taxes paid by the Company and attributable to a deferred compensation account, shall be borne by the Company and shall not reduce the amount credited to such account.

     7. Termination and Modification. This Agreement may not be amended in any way or may not be terminated, in whole or in part, at any time, without the written consent of the Executive.

     8. Parties. The terms of this Agreement shall be binding upon the Company and its successors or assigns and the Executive participating herein and his beneficiaries, heirs, executors and administrators.

     9. Liability of Company. Subject to its obligation to pay the amount credited to the Account Balance of the Executive at the time distri-bution is required under Section 3, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to the Agreement, except in the event that there has been a judicial determination by a court of final jurisdiction of willful misconduct on the part of the Company or such person.

     10. Notices. Notices, elections or designations by the Executive to the Company hereunder shall be in writing and sent by certified mail, return receipt requested, to the Company to the attention of the chief financial officer of the Company.

     11. Benefits Payable From General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract or asset of the Company which may be looked to for such payment, other than the right of an unsecured general creditor against the Company, in respect of the deferred compensation account of the Executive established hereunder. It is the intention that the arrangements for the payment of deferred compensation made pursuant to this Agreement be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

      12. Investment to Facilitate Payment of Benefits. Although the Company is not obligated to invest in any specific asset or fund or purchase any insurance contract to provide the means for the payment of any liabilities under this Agreement, the Company may, in its sole discretion, elect to do so. In the event the Company elects to purchase an insurance contract or contracts on the life of the Executive as a means for the payment of any liabilities under this Agreement, the Executive shall cooperate in the securing of such insurance contract or contracts by furnishing all information and taking all actions as the Company and the insurance carrier may require, including without limitation, providing the results and reports of previous Company and other insurance carrier physical examinations and taking such additional physical examinations as may be requested. The Company shall be the sole owner of any such insurance contract or contracts or fund or asset, with all incidents of ownership therein, including without limitation the right to cash and loan values, dividends, death benefits and the right to terminate any such contract or contracts or to dispose of any such fund or asset. The Executive shall have no interest whatsoever in any such contract or contracts or fund or asset and shall exercise none of the incidents of ownership thereof.

     13. Payment to Enforce Agreement Provisions. The Company shall reimburse Executive fully for any and all costs reasonably incurred by him in connection with the enforcement of the provisions of this Agreement.

     14. No Contract for Continued Services. This Agreement shall not be construed as creating any contract for continued services between the Company and the Executive, and nothing herein contained shall give the Executive the right to be retained as an employee of the Company.

     15. Withholding Tax. The Company shall have the right to deduct from all payments hereunder any federal or state taxes required by law to be withheld with respect to such payments.

     16. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

     17. Trust. Provided the Executive has not received an immediate lump sum payment in accordance with Section 3(c) or 3(d), the Company shall, no later than the first day of the sixth Plan Year, enter into a Trust Agreement in the form of Exhibit A attached hereto.

     IN WITNESS WHEREOF, Intelligent Electronics, Inc. has entered into this Agreement under seal as of January 30, 1994.


                                       INTELLIGENT ELECTRONICS, INC.



                                       By: /s/ Edward A. Meltzer
                                          ----------------------------------
                                          Edward A. Meltzer
                                          Vice President and
                                          Chief Financial Officer

                         TRUST UNDER THE RICHARD D. SANFORD
                          DEFERRED COMPENSATION AGREEMENT
                        ----------------------------------

     This Agreement made this ____ day of ____________, _____ by and between Intelligent Electronics, Inc. (the "Company") and __________________ (the "Trustee");

     WHEREAS, Company has adopted the Richard D. Sanford Deferred
Compensation Agreement (the "Agreement"), attached hereto as Appendix I; and

     WHEREAS, Company has incurred or expects to incur liability under the terms of such Agreement with respect to the individual participating in such Agreement; and

      WHEREAS, Company wishes to establish a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to the participant and his beneficiaries in such manner and at such times as specified in the Agreement; and

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

     WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     Section 1.  ESTABLISHMENT OF TRUST.

     (a) Company hereby deposits with Trustee in trust cash, cash equivalents, or any other assets or property acceptable to Richard D. Sanford with a value equal to $4,121,640, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     (b)  The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter l, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of the Agreement participant and general creditors as herein set forth. The Agreement participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be merely unsecured contractual rights of the Agreement participant and his beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor the Agreement participant or beneficiary shall have any right to compel such additional deposits.

     Section 2.  PAYMENTS TO THE AGREEMENT PARTICIPANT AND HIS
BENEFICIARIES.

     (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of the Agreement participant (and his beneficiaries) that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Agreement), and the time of commencement of payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Agreement participant and his beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

     (b) The entitlement of the Agreement participant or his beneficiaries to benefits under the Agreement shall be determined by the Company or such party as it shall designate under the Agreement, and any claim for such benefits shall be considered and reviewed subject to any procedures set out in the Agreement.

     (c) Company may make payment of benefits directly to the Agreement participant or his beneficiaries as they become due under the terms of the Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the participant or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Agreement, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

     Section 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

     (a) Trustee shall cease payment of benefits to the Agreement participant and his beneficiaries if the Company is Insolvent. Company shall he considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

          (i) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Agreement participant or his beneficiaries.

         (ii) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

        (iii) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to the Agreement participant or his beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Agreement participant or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Agreement or otherwise.

         (iv) Trustee shall resume the payment of benefits to the Agreement participant or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

          (v) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Agreement participant or his beneficiaries under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to the Agreement participant or his beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

     Section 4.  PAYMENTS TO COMPANY.

     Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Agreement participant and his beneficiaries pursuant to the terms of the Agreement.

     Section 5.  INVESTMENT AUTHORITY.

     (a) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with the Agreement participant.

     (b) Notwithstanding Section 5(a), voting rights with respect to Trust assets will be exercised by Company and dividend rights with respect to Trust assets will rest with Company.

     Section 6.  DISPOSITION OF INCOME.

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

     Section 7.  ACCOUNTING BY TRUSTEE.

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 90 days following the close of each Plan Year (as defined in the Agreement) and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year as of the date of such removal or resignation, as the case may be.

     Section 8.  RESPONSIBILITY OF TRUSTEE.

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

     (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

     (g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     Section 9.  COMPENSATION AND EXPENSES OF TRUSTEE.

     Company shall pay all administrative and Trustees fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

     Section 10.  RESIGNATION AND REMOVAL OF TRUSTEE.

     (a) Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee.

     (c) If Trustee resigns, Trustee shall select a successor trustee in accordance with the provisions of Section 11 hereof prior to the effective date of Trustee's resignation or removal.

     (d) Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

     (e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     Section 11.  APPOINTMENT OF SUCCESSOR.

     If Trustee resigns or is removed pursuant to the provisions of Section 10(d) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee.

The new Trustee shall have all the rights and powers of the former Trustee including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

     Section 12.  AMENDMENT OR TERMINATION

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

     (b) The Trust shall not terminate until the date on which the Agreement participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

      (c) Upon written approval of the participant or his beneficiaries entitled to payment of benefits pursuant to the terms of the Agreement, Company may terminate this Trust prior to the time all benefit payments under the Agreement have been made. All assets in the Trust at termination shall be returned to Company.

     Section 13.  MISCELLANEOUS.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to the Agreement participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     Section 14.  EFFECTIVE DATE.

     The effective date of this Trust Agreement shall be the first day of the Plan Year (as defined in the Agreement) starting in 1999.


                                       INTELLIGENT ELECTRONICS, INC.



                                       By:______________________________
                                          Title:


____________________________
         Trustee


____________________________
         Trustee